EXHIBIT 10.20


                         COUNTY NATIONAL BANK LETTERHEAD

December 31, 1997

Michael T. Storm
[HOME ADDRESS]

Dear Mike:

We are pleased that you have accepted our offer to join County National Bank as our Chief Financial Officer, effective January 1, 1998. I am confident that your years of experience will meet the needs of our bank and of this position. As we previously discussed, this position holds the officer level of Senior Vice President, reporting directly to the President/CEO, with a annual starting salary of $67,500.

In addition to the above, I have outlined the following terms or conditions of your employment with the bank based on our prior meetings and in accordance with the policies and practices of the bank.

Scope of Duties

Primary Responsibilities: Responsible for bank's fiscal operating results; administers the bank's fiscal record keeping and reporting functions, cash management, budgets, and regulatory agency and government reports. Assists in the development of the bank's investment policy and strategic investment objectives. Provides reports and recommendations geared to meet strategic investment goals and objectives. Responsible for the quantitative analysis of various types of financial data needed in planning, budgeting, cost control. Prepares reports which may include financial projections, procedures and recommendations for actions.

Loan Area Responsibilities: Supports the lending function in the analysis of information pertaining to loans and the collection of delinquent loan accounts and asset resale. Assists in delinquent loan workout arrangements. Approves loans under a specified loan authority to assist the loan processing function on an as needed basis.

Other Duties: Coordinates audits and tax return preparation. Performs other duties as required.

Performance Review: An interim performance review will be conducted within your initial six (6) month period of employment. Performance reviews will then be conducted on an annual basis to coincide with your employment anniversary date.

Merit Increase: They are based on individual and bank performance. As a Senior Officer, you will be eligible to receive a discretionary increase from the bank, based on merit, in such form and only to such extent as the bank shall determine.

Benefits: You will be extended or provided various benefits consistent with bank policy and your position.

o Insurance (Medical, Dental, Disability, Life, AD&D): You will be offered and/or provided the same level of coverage for yourself and/or eligible dependents as is available to other senior officers at the time this coverage goes into effect. Medical and Dental plus Life & AD&D insurance in accordance with the terms, conditions and limitations of the policies is available on the first of the month following 30 days of employment. Based on your start date, the effective date is February 1, 1998. The Short-Term and Long Term Disability Insurance in accordance with the terms, conditions and limitations of the policy is effective on the first day of the month following 180 days of employment or July 1, 1998.


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o             Annual Leave: As a senior level officer, your leave entitlement for 1998 is thirty (30) days. You may begin to use this paid time off February 1, 1998. You are permitted to carryover as many as ten (10) days of unused annual leave per year. In the event the balance of unused annual leave exceeds 10 days, you may request a payout for the time in excess of ten (10) days as early as November each year.

o Retirement: Participation in the same program as is available to other senior officers at date of eligibility. (A 401(k) plan is currently in effect for all employees who have completed 1000 hours within a plan year. A bank match will be determined by the Board of Directors and is linked to bank profitability. A representative from EQ Financial Consultants, Inc. will contact you with information regarding the plan prior to your eligibility date.)

o Stock Options & Warrants: A Plan is still under design and consideration by the bank; however, you will be able to participate in the same program as is available to other senior officers at date of eligibility.

Additional Benefits: During your employment with the bank, reimbursement will be made to you for the following.

o        AICPA and MACPA dues
o        Training classes/seminars, etc. to attain required CPE credits.
o        COBRA premiums until coverage under the bank plan becomes effective.

Severance:

o Resignation - You are entitled to the amount of earned compensation and/or accrued leave through the month of the termination with the bank having no further obligation.

o Termination With Just Cause - No pay in lieu of notice will be owed by the bank in the event of termination for just cause.(1)

o Termination Without Just Cause - If the bank unilaterally terminates employment, the bank will pay base salary and COBRA premiums for six
         (6) months. This amount will be paid, at the Bank's option, in the form of either a lump sum payment or in monthly installments.

Pat Suit will provide you with the required paperwork in order to get you set up in the bank's group benefit plans and payroll process. Should you have any questions, please do not hesitate to call Pat or me for additional information.

Again, it is a pleasure to welcome you to County National Bank. I am sure that you will find working here a pleasant and rewarding experience and hope you enjoy a long and successful career at the bank.

Sincerely,
/s/ Jan W. Clark
Jan W. Clark
President/CEO
cc:  Pat Suit/VP
Human Resources

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(1) Just cause shall mean the occurrence of one or more of the following events or circumstances: (a) the neglect, malfeasance, nonfeasance, or other conduct of the employee in the performance of duties, as determined in the reasonable judgment of the bank, is detrimental to the best interests of the bank, or (b) any intentional dishonesty of the employee, as determined in the reasonable judgment of the bank; or (c) the occurrence of any act, event, or circumstance which would constitute cause for termination at law or in equity; or (d) conviction of a felony, or (e) any conduct which jeopardizes, as determined in the reasonable judgment of the bank, the bank's charter, or (f) the violation by the employee of any discrimination or similar law, or (g) the written confession by the employee of a felony or embezzlement or misappropriation of funds of the bank.



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